UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pusuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):      January 22, 2007

Joy Global Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-9299	39-1566457
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 E. Wisconsin Avenue, Suite 2780, Milwaukee, WI 53202
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:
414-319-8500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) underthe Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 22, 2007, Joy Global Inc. announced that James H. Woodward, Jr. has joined the company as executive vice president and will become chief financial officer replacing Donald C. Roof, who is retiring. Mr. Roof will continue in his current role to allow Mr. Woodward time to devote to an orientation program that will give him a solid grounding in the industry and Joy Global’s business before assuming the CFO responsibilities.

Woodward, 54, joins Joy Global from JLG Industries, Inc., where he served as executive vice president and chief financial officer from 2000 until its recent acquisition. Prior to JLG, he was with Dana Corporation for 18 years and served in a series of increasingly senior financial and operational roles, including vice president and corporate controller. Woodward holds a BA degree from Michigan State University and began his career with Deloitte & Touche.

In connection with his appointment, Mr. Woodward was granted initial equity awards under the Joy Global Inc. 2003 Stock Incentive Plan, consisting of nonqualified stock options, performance awards and restricted stock units. The terms of each of these awards are materially consistent with the previously disclosed terms of similar awards granted to the company’s executive officers.

In addition, the company anticipates that Mr. Woodward will enter into a change in control employment agreement with terms substantially identical to those contained in the form of change in control employment agreement filed as Exhibit 10(t) to the company’s Form 10-K for the year ended November 1, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOY GLOBAL INC.
Date: January 23, 2007	By: /s/Donald C. Roof Donald C. Roof Executive Vice President, Chief Financial Officer and Treasurer